                                                                                                                                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR THIRD QUARTER AND NINE MONTHS OF 2018

•	Q3 2018 performance in line with guidance
•
Revises full year 2018 financial forecast to reflect anticipated strong full year organic business performance, expected at the higher end of the previous forecast, and impact of PaxVax and Adapt Pharma acquisitions

GAITHERSBURG, Md., November 1, 2018—Emergent BioSolutions Inc. (NYSE: EBS) reported financial results for the quarter and nine months ended September 30, 2018.

FINANCIAL HIGHLIGHTS
(in millions, except per share value)	Q3 2018 (unaudited)	Q3 2017 (unaudited)
Total Revenues	$173.7	$149.4
Net Income Net Income Per Diluted Share (1)	$20.9 0.41	$33.6 0.68
Adjusted Net Income (2) Adjusted Net Income Per Diluted Share (2)	$28.2 0.55	$37.1 0.73
EBITDA (2) EBITDA Per Diluted Share (2)	$34.4 0.67	$57.5 1.14
Adjusted EBITDA (2) Adjusted EBITDA Per Diluted Share (2)	$39.6 0.77	$60.5 1.20

(in millions, except per share value)	9 Months 2018 (unaudited)	9 Months 2017 (unaudited)
Total Revenues	$511.7	$367.1
Net Income Net Income Per Diluted Share (1)	$66.2 1.29	$48.7 1.03
Adjusted Net Income (2) Adjusted Net Income Per Diluted Share (2)	$81.4 1.59	$57.8 1.15
EBITDA (2) EBITDA Per Diluted Share (2)	$116.7 2.28	$100.8 2.01
Adjusted EBITDA (2) Adjusted EBITDA Per Diluted Share (2)	$123.9 2.42	$108.7 2.17

"Our financial and operational performance is solidly in line with expectations and we are confident in a strong finish to the year, driven by our organic business as well as the impact of the PaxVax and Adapt Pharma acquisitions," said Daniel J. Abdun-Nabi, CEO of Emergent BioSolutions. He continued, "Strategically, we have broadened our reach into the public health threats market, strengthened our portfolio of unique products, and expanded the patients and customers that we serve. Operationally, we have added substantial manufacturing and sales capabilities, diversified our product development pipeline, and strengthened our pool of engaged and talented employees. Financially, we now expect to achieve our 2020 revenue goal of at least $1 billion in 2019, a full year ahead of schedule, bolstering our ability to create long-term shareholder value."

Richard S. Lindahl, CFO of Emergent BioSolutions, said, "The acquisitions of Adapt Pharma and PaxVax create a step-change forward for Emergent. On a combined basis, we expect the two entities to contribute between $270 and $300 million of incremental revenue and to be accretive to adjusted net income and adjusted EBITDA in 2019. We are actively engaged in integration and our entire team is excited to move forward together as we continue to diversify our revenue sources, realize scale efficiencies and drive strong cash flow from the now larger Emergent business operations."

Q3 2018 AND RECENT BUSINESS ACCOMPLISHMENTS
Acquisitions
•
Acquired specialty vaccines company PaxVax and its U.S. Food and Drug Administration (FDA) approved vaccines for typhoid, Vivotif® (Typhoid Vaccine Live Oral Ty21a), and cholera, Vaxchora® (Cholera Vaccine, Live, Oral), along with a development pipeline focused on infectious disease vaccines and related U.S.- and Europe-based manufacturing infrastructure.

•
Acquired Adapt Pharma and its flagship product NARCAN® (naloxone HCl) Nasal Spray, the first and only needle-free presentation of naloxone approved by the FDA and Health Canada, for the emergency treatment of known or suspected opioid overdose, and the leading community-use option for naloxone delivery.

Product Development
•
Initiated a Phase 1 clinical study of ZIKV-IG, the Company's anti-Zika virus immune globulin being developed as a therapeutic intervention against Zika virus disease; the candidate was granted Fast Track designation by the FDA in December 2017.

Financing
•
To fund the recent acquisitions of PaxVax and Adapt Pharma and pay related fees, costs, and expenses for both transactions, the Company incurred a total of $768 million of debt; this debt was incurred pursuant to an amended and restated credit facility that provides up to $1.05 billion of financing through a $600 million revolver and a $450 million term loan.

2018 FINANCIAL PERFORMANCE

(I) Quarter Ended September 30, 2018 (Unaudited)

Revenues

Total Revenues
For Q3 2018, total revenues were $173.7 million, an increase of 16% over 2017. Total revenues reflect a significant increase in product sales.

Product Sales
For Q3 2018, product sales were $133.3 million, an increase of $19.0 million or 17% as compared to 2017. The increase primarily reflects sales of ACAM2000®, (Smallpox (Vaccinia) Vaccine, Live) and Raxibacumab injection, a fully human monoclonal antibody, both acquired in Q4 2017, (included in Other product sales).

	Three Months Ended September 30,
(in millions) (unaudited)	2018	2017	% Change
Product Sales
BioThrax®	$45.9	$83.5	(45%)
Other	87.4	30.8	184%
Total Product Sales	$133.3	$114.3	17%

Contract Manufacturing
For Q3 2018, revenue from the Company's contract manufacturing operations was $22.2 million, an increase of $3.3 million or 17% as compared to 2017. The increase primarily reflects increased manufacturing services for existing commercial customers at the Company's Camden site.

Contracts and Grants
For Q3 2018, revenue from the Company's development-based contracts and grants was $18.2 million, an increase of $2.0 million or 12% as compared to 2017. The increase primarily reflects increased R&D activities related to certain ongoing funded development programs.

Operating Expenses

Cost of Product Sales and Contract Manufacturing
For Q3 2018, cost of product sales and contract manufacturing was $73.2 million, an increase of $28.7 million or 64% as compared to 2017. The increase primarily reflects the impact of an increase in Other product sales associated principally with ACAM2000® and Raxibacumab, which were acquired in the fourth quarter of 2017, offset by lower BioThrax® (Anthrax Vaccine Adsorbed) sales during the quarter.

Research and Development (Gross and Net)
For Q3 2018, gross R&D expenses were $37.0 million, an increase of $14.3 million or 63% as compared to 2017. The increase primarily reflects an increase in costs associated with contract development services.

For Q3 2018, net R&D expense, which reflects investments made in development programs that are not currently funded in whole or in part by third-party partners and is calculated as gross research and development expenses minus contracts and grants revenue, was $18.8 million, an increase of $12.3 million or 189% as compared to 2017. The increase primarily reflects investment in process improvements related to ACAM2000® at the Canton site and increased costs associated with the Phase 2 clinical trial for the FLU-IGIV program. The Q3 2018 net R&D expense was 12% of net revenue (total revenue less contracts & grants).

	Three Months Ended September 30,
(in millions) (unaudited)	2018	2017	% Change
Research and Development Expenses	$37.0	$22.7	63%
Adjustments:
- Contracts and grants revenue	$18.2	$16.2	12%
Net Research and Development Expenses	$18.8	$6.5	189%

Selling, General and Administrative
For Q3 2018, selling, general and administrative expenses were $42.1 million, an increase of $7.6 million or 22% as compared to 2017. The increase primarily reflects higher acquisition related (diligence and legal) costs associated with the PaxVax and Adapt Pharma transactions.

Income Taxes
For Q3 2018, the provision for income tax expense in the amount of $0.6 million includes a discrete benefit of $5.6 million primarily related to finalizing positions taken on the Company's 2017 U.S. federal and state income tax filings and stock compensation activity, resulting in an effective tax rate of 3%.

Net Income & Adjusted Net Income
For Q3 2018, the Company recorded net income of $20.9 million, or $0.41 per diluted share, versus net income of $33.6 million, or $0.68 per diluted share, in 2017. (1)

For Q3 2018, the Company recorded adjusted net income of $28.2 million, or $0.55 per diluted share, versus adjusted net income of $37.1 million, or $0.73 per diluted share, in 2017. (2)

EBITDA & Adjusted EBITDA
For Q3 2018, the Company recorded EBITDA of $34.4 million, or $0.67 per diluted share, versus $57.5 million, or $1.14 per diluted share, in 2017. (2)

For Q3 2018, the Company recorded adjusted EBITDA of $39.6 million, or $0.77 per diluted share, versus $60.5 million, or $1.20 per diluted share, in 2017. (2)

(II) Nine Months Ended September 30, 2018 (Unaudited)

Revenues

Total Revenues
For the nine months of 2018, total revenues were $511.7 million, an increase of $144.6 million or 39% over 2017. Total revenues reflect a significant increase in product sales and contract development and manufacturing services revenue.

Product Sales
For the nine months of 2018, product sales were $389.1 million, an increase of $129.2 million or 50% as compared to 2017. The increase primarily reflects sales of ACAM2000® and Raxibacumab, both acquired in Q4 2017.

	Nine Months Ended September 30,
(in millions) (unaudited)	2018	2017	% Change
Product Sales
BioThrax®	$143.7	$179.6	(20%)
Other	245.4	80.3	206%
Total Product Sales	$389.1	$259.9	50%

Contract Manufacturing
For the nine months of 2018, revenue from the Company's contract manufacturing operations was $72.0 million, an increase of $19.3 million or 37% as compared to 2017. The increase primarily reflects the completion of a milestone related to the expansion of certain contract manufacturing capabilities at the Company's Lansing site and manufacturing services at the Company's Canton site.

Contracts and Grants
For the nine months of 2018, revenue from the Company's development-based contracts and grants was $50.6 million, a decrease of $3.9 million or 7% as compared to 2017. The decrease primarily reflects a reduction in revenue associated with the successful completion of multiple U.S. government development contracts, as well as reduced R&D activities related to certain ongoing funded development programs.

Operating Expenses

Cost of Product Sales and Contract Manufacturing
For the nine months of 2018, cost of product sales and contract manufacturing was $220.4 million, an increase of $95.0 million or 76% as compared to 2017. The increase primarily reflects the impact of an increase in Other product sales associated principally with ACAM2000® and Raxibacumab, which were acquired in the fourth quarter of 2017, and increased CMO revenue, offset by lower BioThrax sales during the period.

Research and Development (Gross and Net)
For the nine months of 2018, gross R&D expenses were $90.8 million, an increase of $21.9 million or 32% as compared to 2017. The increase primarily reflects an increase in costs associated with contract development services.

For the nine months of 2018, net R&D expense was $40.2 million, an increase of $25.8 million or 179% as compared to 2017. The increase primarily reflects investment in process improvements related to ACAM2000® at the Canton site and increased costs associated with the Phase 2 clinical trial for the FLU-IGIV program. The nine months of 2018 net R&D expense was 9% of net revenue (total revenue less contracts & grants).

	Nine Months Ended September 30,
(in millions) (unaudited)	2018	2017	% Change
Research and Development Expenses	$90.8	$68.9	32%
Adjustments:
- Contracts and grants revenue	$50.6	$54.5	(7%)
Net Research and Development Expenses	$40.2	$14.4	179%

Selling, General and Administrative
For the nine months of 2018, selling, general and administrative expenses were $121.8 million, an increase of $20.3 million or 20% as compared to 2017. The increase primarily reflects higher acquisition related (diligence and legal) costs associated with the PaxVax and Adapt Pharma transactions, as well as non-capitalized costs associated with critical IT systems improvements and higher non-cash compensation expenses associated with the Company's equity awards program.

Income Taxes
For the nine months of 2018, the provision for income tax expense in the amount of $11.8 million includes a discrete benefit of $8.7 million primarily related to stock compensation activity and finalizing positions taken on the Company's 2017 US federal and state income tax filings, resulting in an effective tax rate of 15%.

Net Income & Adjusted Net Income
For the nine months of 2018, the Company recorded net income of $66.2 million, or $1.29 per diluted share, versus net income of $48.7 million, or $1.03 per diluted share, in 2017. (1)

For the nine months of 2018, the Company recorded adjusted net income of $81.4 million, or $1.59 per diluted share, versus adjusted net income of $57.8 million, or $1.15 per diluted share, in 2017. (2)

EBITDA & Adjusted EBITDA
For the nine months of 2018, the Company recorded EBITDA of $116.7 million, or $2.28 per diluted share, versus $100.8 million, or $2.01 per diluted share, in 2017. (2)

For the nine months of 2018, the Company recorded adjusted EBITDA of $123.9 million, or $2.42 per diluted share, versus $108.7 million, or $2.17 per diluted share, in 2017. (2)

2018 FINANCIAL FORECAST & OPERATIONAL GOALS
The company is revising its financial forecast for 2018. The revised forecast reflects:
•	the strength of the organic business performance (excluding acquisitions, financing and other related costs), which is expected to be at the higher end of the previous forecast;
•	the incremental impact in the fourth quarter of the operations of PaxVax and Adapt Pharma;
•	a total of approximately $50 million in pre-tax transaction and integration costs, preliminary purchase accounting impacts and additional interest expense related to these recent acquisitions; and
•	an estimated effective tax rate of approximately 22% to 23%.

(in millions)	REVISED FORECAST	Previous Forecast
Total Revenues	$770 -- $800	$715 -- $755
Pretax Income	$75 -- $90	$120 -- $140
Net Income	$60 -- $70	$95 -- $110
Adjusted Net Income (2)	$105 -- $115	$110 -- $125
EBITDA (2)	$155 -- $165	$175 -- $190
Adjusted EBITDA (2)	$190 -- $200	NA (3)

The Company is also reaffirming its full year 2018 operational goals.
OPERATIONAL GOAL	Status
• Advance NuThrax development to enable Emergency Use Authorization filing with the FDA in 2018	• PPQ lots work in process; EUA submission on track to be filed by year end
• Complete ACAM2000 deliveries and establish a multi-year follow-on contract with the U.S. government	• Deliveries on track; Follow-on contract negotiations underway
• Deliver Raxibacumab doses under current contract; advance technology transfer to the Company's Bayview facility in Baltimore, Maryland	• Deliveries on track; Technology transfer on track
• Progress pipeline to have at least four product candidates in advanced development	• Completed
• Complete an acquisition that generates revenue within 12 months of closing	• Completed

FOOTNOTES
(1)	See "Calculation of Diluted Earnings Per Share."
(2)	See "Reconciliation of Net Income to Adjusted Net Income, EBITDA and Adjusted EBITDA" for a definition of terms and a reconciliation table.
(3)
The Company reintroduced the use of Adjusted EBITDA following the closing of the acquisitions of PaxVax and Adapt Pharma, which excludes additional specified items that can be highly variable and the non-cash impact of certain purchase accounting adjustments, in order to provide a more complete understanding of factors and trends affecting the Company's business.

CONFERENCE CALL AND WEBCAST INFORMATION
Company management will host a conference call at 5:00 pm (Eastern Time) today, November 1, 2018, to discuss these financial results. This conference call can be accessed live by telephone or through Emergent's website:

Live Teleconference Information: Dial in: [US] (855) 766-6521; [International] (262) 912-6157 Conference ID: 93346559
Live Webcast Information: Visit https://edge.media-server.com/m6/p/u4z3sdn3 for the live webcast feed.

A replay of the call can be accessed at www.emergentbiosolutions.com under "Investors."

ABOUT EMERGENT BIOSOLUTIONS INC.
Emergent BioSolutions Inc. is a global life sciences company seeking to protect and enhance life by focusing on providing specialty products for civilian and military populations that address accidental, intentional, and naturally occurring public health threats. We aspire to be a Fortune 500 company recognized for protecting and enhancing life, driving innovation, and living our values. Additional information about the company may be found at www.emergentbiosolutions.com. Find us on LinkedIn and follow us on Twitter @emergentbiosolu and Instagram @life_at_emergent.

SAFE HARBOR STATEMENT
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including, without limitation, our financial guidance, statements regarding the anticipated financial implications of our acquisitions of PaxVax and Adapt Pharma and any other statements containing the words "will," "believes," "expects," "anticipates," "intends," "plans," "targets," "forecasts," "estimates" and similar expressions in conjunction with, among other things, discussions of the Company's outlook, financial performance or financial condition, financial and operation goals, strategic goals, growth strategy, product sales, government development or procurement contracts or awards, government appropriations, manufacturing capabilities, product development and delivery timelines, and Emergency Use Authorization (EUA) and the timing of other regulatory approvals or expenditures are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements, including the availability of funding and the exercise of options under our BioThrax and NuThrax contracts; appropriations for the procurement of our products; our ability to secure EUA pre-authorization approval and licensure of NuThrax from the FDA within the anticipated timeframe, if at all; availability of funding for our U.S. government grants and contracts; our ability to successfully integrate and develop the operations, products or product candidates, programs, and personnel of any entities, businesses or products that we acquire, including our recently completed acquisitions of PaxVax and Adapt; our ability to complete expected deliveries of BioThrax, ACAM2000 and Raxibacumab; our ability to establish a multi-year follow-on contract for ACAM2000; our ability to advance the technology transfer of Raxibacumab to the Company's Bayview facility; our ability to identify and acquire or in-license products or product candidates that satisfy our selection criteria; our ability and the ability of our collaborators to protect our intellectual property rights; whether anticipated synergies and benefits from an acquisition or in-license will be realized within expected time periods, if at all; our ability to utilize our manufacturing facilities and expand our capabilities; our ability and the ability of our contractors and suppliers to maintain compliance with Current Good Manufacturing Practices and other regulatory obligations; the results of regulatory inspections; the success of our ongoing and planned development programs; the timing and results of clinical trials; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; and our commercialization, marketing and manufacturing capabilities and strategy. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the Securities and Exchange Commission, when evaluating our forward-looking statements.

###

Investor Contact Robert Burrows Vice President, Investor Relations (o) 240/631-3280; (m) 240/413-1917 burrowsr@ebsi.com	Media Contact Lynn Kieffer Vice President, Corporate Communications (o) 240/631-3391 kiefferl@ebsi.com

FINANCIAL STATEMENTS FOLLOW

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)
	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$339,358	$178,292
Restricted cash	1,043	1,043
Accounts receivable, net	76,955	143,653
Inventories	125,745	142,812
Income tax receivable, net	-	2,432
Prepaid expenses and other current assets	20,047	17,157
Total current assets	563,148	485,389
Property, plant and equipment, net	435,075	407,210
Intangible assets, net	107,861	119,597
Goodwill	49,130	49,130
Deferred tax assets, net	12,652	2,834
Other assets	5,757	6,046
Total assets	$1,173,623	$1,070,206
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,874	$41,751
Accrued expenses and other current liabilities	7,425	4,831
Accrued compensation	41,807	37,882
Contingent consideration, current portion	2,954	2,372
Income taxes payable, net	164	-
Deferred revenue, current portion	10,790	13,232
Total current liabilities	102,014	100,068

Contingent consideration, net of current portion	9,003	9,902
Long-term indebtedness, long-term portion	13,495	13,457
Income taxes payable	12,500	12,500
Deferred revenue, net of current portion	65,343	17,259
Other liabilities	4,619	4,675
Total liabilities	206,974	157,861
Stockholders' equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 0 shares issued and outstanding at both September 30, 2018 and December 31, 2017	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized, 51,403,585 shares issued and 50,186,299 shares outstanding at September 30, 2018; 50,619,808 shares issued and 49,405,365 shares outstanding at December 31, 2017	51	50
Treasury stock, at cost, 1,217,286 and 1,214,443 common shares at September 30, 2018 and December 31, 2017, respectively	(39,642)	(39,497)
Additional paid-in capital	640,178	618,416
Accumulated other comprehensive loss	(4,666)	(3,698)
Retained earnings	370,728	337,074
Total stockholders' equity	966,649	912,345
Total liabilities and stockholders' equity	$1,173,623	$1,070,206

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2018	2017
	(Unaudited)
Revenues:
Product sales	$133,269	$114,296
Contract manufacturing	22,172	18,912
Contracts and grants	18,212	16,226
Total revenues	173,653	149,434

Operating expenses:
Cost of product sales and contract manufacturing	73,232	44,503
Research and development	37,006	22,659
Selling, general and administrative	42,105	34,503
Income from operations	21,310	47,769

Other income (expense):
Interest income	701	637
Interest expense	(642)	(1,991)
Other income (expense), net	190	(101)
Total other income (expense), net	249	(1,455)

Income before provision for income taxes	21,559	46,314
Provision for income taxes	614	12,763
Net income	$20,945	$33,551

Net income per share - basic	$0.42	$0.81
Net income per share - diluted (1)	$0.41	$0.68

Weighted-average number of shares - basic	50,071,632	41,222,504
Weighted-average number of shares - diluted	51,486,996	50,467,829

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Nine Months Ended September 30,
	2018	2017
	(Unaudited)
Revenues:
Product sales	$389,115	$259,875
Contract manufacturing	71,963	52,700
Contracts and grants	50,589	54,489
Total revenues	511,667	367,064

Operating expenses:
Cost of product sales and contract manufacturing	220,449	125,449
Research and development	90,802	68,886
Selling, general and administrative	121,815	101,521
Income from operations	78,601	71,208

Other income (expense):
Interest income	1,229	1,593
Interest expense	(1,884)	(5,734)
Other income (expense), net	11	(387)
Total other expense, net	(644)	(4,528)

Income before provision for income taxes	77,957	66,680
Provision for income taxes	11,776	18,028
Net income	$66,181	$48,652

Net income per share - basic	$1.33	$1.19
Net income per share - diluted (1)	$1.29	$1.03

Weighted-average number of shares - basic	49,851,082	40,989,813
Weighted-average number of shares - diluted	51,189,680	50,090,088

CALCULATION OF DILUTED EARNINGS PER SHARE
For both the three and nine months ended September 30, 2018, net income per diluted share was calculated using the "treasury method."

For both the three and nine months ended September 30, 2017, net income per diluted share is computed using the "if-converted" method. Such a method only applies to results prior to November 14, 2017, the date the Company terminated conversion rights associated with the 2.875% Convertible Senior Notes due 2021 (the Notes). This method requires net income to be adjusted to add back interest expense and amortization of debt issuance cost, both net of tax, associated with the Notes. The following table details the adjustments made in this calculation.

	Three Months Ended September 30,
(in millions, except per share value)	2018	2017
Net Income	$20.9	$33.6
Adjustments:
+ Interest expense, net of tax	--	0.7
+ Amortization of debt issuance costs, net of tax	--	0.2
Net Income, adjusted ("if converted") Net Income Per Diluted Share, adjusted ("if converted")	$20.9 0.41	$34.5 0.68
Weighted Average Diluted Shares	51.5	50.5

	Nine Months Ended September 30,
(in millions, except per share value)	2018	2017
Net Income	$66.2	$48.7
Adjustments:
+ Interest expense, net of tax	--	2.4
+ Amortization of debt issuance costs, net of tax	--	0.6
Net Income, adjusted ("if converted") Net Income Per Diluted Share, adjusted ("if converted")	$66.2 1.29	$51.7 1.03
Weighted Average Diluted Shares	51.2	50.1

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA
This press release contains two financial measures (Adjusted Net Income and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), and Adjusted EBITDA) that are considered "non-GAAP" financial measures under applicable Securities and Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company's definition of these non-GAAP measures may differ from similarly titled measures used by others. Adjusted Net Income adjusts for specified items that can be highly variable or difficult to predict, or reflect the non-cash impact of charges resulting from purchase accounting (which are all tax effected utilizing the statutory tax rate for the US). EBITDA reflects net income excluding the impact of depreciation, amortization, interest expense and provision for income taxes. Adjusted EBITDA also excludes specified items that can be highly variable and the non-cash impact of certain purchase accounting adjustments (which are all tax effected utilizing the statutory tax rate for the US). The Company views these non-GAAP financial measures as a means to facilitate management's financial and operational decision-making, including evaluation of the Company's historical operating results and comparison to competitors' operating results. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to the corresponding GAAP financial measure, may provide a more complete understanding of factors and trends affecting the Company's business.

The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depend upon, among other factors, the nature of the underlying expense or income amounts. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety.

Reconciliation of Net Income to Adjusted Net Income (Unaudited)

	Three Months Ended September 30,
(in millions, except per share value)	2018	2017	Source
Net Income	$20.9	$33.6
Adjustments:
+ Acquisition-related costs (transaction & integration)	5.2	2.4	SG&A
+ Non-cash amortization charges	4.0	2.3	COGS, SG&A, Other Income
+ Exit and disposal costs	--	0.1	SG&A
+ Impact of purchase accounting on inventory step-up	--	0.5	COGS
Tax effect	(1.9)	(1.8)
Total Adjustments:	7.3	3.5
Adjusted Net Income Adjusted Net Income Per Diluted Share	$28.2 0.55	$37.1 0.73

	Nine Months Ended September 30,
(in millions, except per share value)	2018	2017	Source
Net Income	$66.2	$48.7
Adjustments:
+ Acquisition-related costs (transaction & integration)	6.8	4.1	SG&A
+ Non-cash amortization charges	12.0	6.2	COGS, SG&A, Other Income
+ Exit and disposal costs	0.4	1.5	SG&A
+ Impact of purchase accounting on inventory step-up	--	2.3	COGS
Tax effect	(4.0)	(4.9)
Total Adjustments:	15.2	9.1
Adjusted Net Income Adjusted Net Income Per Diluted Share	$81.4 1.59	$57.8 1.15

	Full Year Forecast
(in millions)	2018	F	Source
Net Income	$60 - $70
Adjustments:
+ Acquisition-related costs (transaction & integration)	24		SG&A
+ Non-cash amortization charges	23		COGS, SG&A, Other Income
+ Exit and disposal costs	3		SG&A
+ Impact of purchase accounting on inventory step-up	8		COGS
Tax effect	(13)
Total Adjustments:	45
Adjusted Net Income	$105 - $115

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,
(in millions, except per share value)	2018	2017
Net Income	$20.9	$33.6
Adjustments:
+ Depreciation & amortization	12.3	9.1
+ Provision for income taxes	0.6	12.8
+ Total interest expense	0.6	2.0
Total Adjustments	13.5	23.9
EBITDA EBITDA per Diluted Share	$34.4 0.67	$57.5 1.14
Additional Adjustments:
+ Acquisition-related costs (transaction & integration)	5.2	2.4
+ Exit and disposal costs	--	0.1
+ Impact of purchase accounting on inventory step-up	--	0.5
Total Additional Adjustments	5.2	3.0
Adjusted EBITDA Adjusted EBITDA per Diluted Share	$39.6 0.77	$60.5 1.20

	Nine Months Ended September 30,
(in millions, except per share value)	2018	2017
Net Income	$66.2	$48.7
Adjustments:
+ Depreciation & Amortization	36.8	28.4
+ Provision for Income Taxes	11.8	18.0
+ Total Interest Expense	1.9	5.7
Total Adjustments	50.5	52.1
EBITDA EBITDA per Diluted Share	$116.7 2.28	$100.8 2.01
Additional Adjustments:
+ Acquisition-related costs (transaction & integration)	6.8	4.1
+ Exit and disposal costs	0.4	1.5
+ Impact of purchase accounting on inventory step-up	--	2.3
Total Additional Adjustments	7.2	7.9
Adjusted EBITDA Adjusted EBITDA per Diluted Share	$123.9 2.42	$108.7 2.17

	Full Year Forecast
(in millions)	2018	F
Net Income	$60 - $70
Adjustments:
+ Depreciation & amortization	66
+ Provision for income taxes	20
+ Total interest expense	9
Total Adjustments	95
EBITDA	$155 - $165
Additional Adjustments:
+ Acquisition-related costs (transaction & integration)	24
+ Exit and disposal costs	3
+ Impact of purchase accounting on inventory step-up	8
Total Additional Adjustments	35
Adjusted EBITDA	$190 - $200